Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

Abraxas Petroleum Corporation
San Antonio, Texas
We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (333-188110) and Form S-8 (No. 333-17375, 333-17377, 033-81416, 333-55691, 333-74614, 333-74592, 333-135032, 333-153635, 333-162358, 333-168022, and 333-188117) of Abraxas Petroleum Corporation of our reports dated March 17, 2014, relating to the consolidated financial statements, and the effectiveness of Abraxas Petroleum Corporation’s internal control over financial reporting, which appears in this Form 10-K.

/s/ BDO USA, LLP

Dallas, Texas
March 17, 2014

R-221 (4/11)